FOR IMMEDIATE RELEASE
January 21, 2014

DISCOVERY COMMUNICATIONS TO ACQUIRE TF1 GROUP’S CONTROLLING INTEREST IN TOP SPORTS PLATFORM EUROSPORT

-- Transaction Will Create Leading Portfolio of Pay-TV Networks across Europe --

(Silver Spring, Maryland and Paris, France) - Discovery Communications and TF1 Group today announced Discovery would acquire a controlling interest in Eurosport International through an extension of their larger strategic partnership first announced in December 2012. The deal to increase Discovery’s interest from 20 to 51% accelerates the original agreement by nearly one year.

“Eurosport is one of the strongest, most dynamic sports platforms in the world.  Over the past year, as we have been working directly with our partners from TF1, it became clear that combining the power of Eurosport’s brands and audience reach with Discovery’s network portfolio, boots on the ground, and country-specific expertise creates an unrivaled and powerful offering for viewers, advertisers and affiliates,” said David Zaslav, President and CEO of Discovery Communications.  “Today’s announcement underscores Discovery's strategy to support already strong organic growth with targeted acquisitions and partnerships. This deal will enable our industry-leading International team and its new leader, JB Perrette, to create new value for our business partners by developing and sharing programming across channel brands, and building a stronger and more diversified network portfolio. We are privileged to continue our successful relationship with TF1 Group and look forward to growing Eurosport for many years to come.”
The flagship Eurosport network reaches 133 million homes across 54 countries in 20 languages. Eurosport’s brands and platforms also include: Eurosport 2 reaching 69 million households across 51 countries; Eurosport HD, the high definition simulcast of Eurosport, available in 32 million homes in 48 countries; Eurosport Asia-Pacific reaching 16 countries; and Eurosportnews, a 24-hour news channel and online hub, providing an up-to-the-minute sports news feed available in 48 countries.

“With its successful track record of investing in quality content and building global brands, Discovery Communications is perfectly positioned to further expand and increase the value of Eurosport,” said Nonce Paolini, Chairman and CEO of TF1. “Eurosport’s vast sports platform coupled with Discovery’s extensive network portfolio will entertain and engage audiences and generate additional revenue streams for our business associates and distribution partners globally.”

Discovery was one of the first U.S. media companies to launch channels in Europe in 1989 and has invested steadily and significantly in its international business for 25 years. The combined reach of Discovery Communications, Eurosport and the 2013 acquisition of SBS Nordics, will be 2.7 billion cumulative subscribers across nearly 200 networks spanning more than 220 countries and territories worldwide. Discovery Communications will strengthen its leadership as the #1 pay-TV programmer in the world.

Today’s agreement was based on an average enterprise valuation for the Eurosport Group of €902 million (approximately $1.2 billion), partly corresponding to the initial valuation and partly to a higher valuation linked to the control of the company. From this Group valuation, the value of Eurosport France (€85 million, approximately $115 million) has been deducted. TF1 expects to retain its 80% interest in Eurosport France until at least January 1, 2015. Also, today’s announcement does not impact the other two elements of the original deal - the 20% interest Discovery acquired in TV Breizh, Histoire, Ushuaïa TV and Stylía channels, and a production alliance with TF1 Group. TF1 will retain the ability to exercise a put option over the remaining 49%, which would potentially increase Discovery’s ownership to 100%.

The closing of the deal is subject to customary closing conditions, including regulatory approvals, and is expected to occur in the coming months.

Rothschild acted as financial advisor to Discovery Communications on this transaction, and DLA Piper served as its legal advisors. Darrois Villey Maillot Brochier served as legal advisors to TF1 on this transaction.

About TF1
TF1 (NYSE Euronext Paris: FR0000054900 / TFI) is an integrated media group with a range of businesses in high-growth segments. Its corporate mission is to inform and entertain. In freeview television, the Group’s channels are TF1 (the major events channel, no. 1 in France), TMC (no. 5 in France, and no.1 digital terrestrial channel), NT1, and HD1. The TF1 Group is also present in pay TV with Eurosport (the leading pan-European sports broadcasting platform, received by 133 million households in Europe), TV Breizh (France’s no 1 cable/satellite channel), Ushuaïa TV, Histoire, Stylía and LCI. The TF1 group’s activities span the entire value chain in the broadcasting industry. TF1 has also created a broad range of merchandising spin-offs from its main channel. Harnessing the growth of the Internet and new technologies, TF1 produces, develops and publishes new interactive content and services for the Web, smartphones, tablet computers and connected TV. For more information please visit www.groupe-tf1.fr.

About Discovery Communications
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world's #1 nonfiction media company reaching 2.5 billion cumulative subscribers in over 220 countries and territories. Discovery is dedicated to satisfying curiosity through more than 190 worldwide television networks, led by Discovery Channel, TLC, Animal Planet, Science and Investigation Discovery, as well as U.S. joint venture networks OWN: Oprah Winfrey Network and the Hub Network. Across the Nordic region, Discovery owns and operates SBS Discovery Media, a top-three portfolio of television brands that feature leading nonfiction content, as well as locally produced entertainment programs, sports and the best scripted series and movies from major studios. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com.

MEDIA CONTACTS
For Discovery Communications:

Corporate Communications
Michelle Russo, +1 240-662-2901, Michelle_Russo@discovery.com

Elizabeth Hillman, +1 240-461-3053, Elizabeth_Hillman@discovery.com

Investor Relations
Craig Felenstein, +1 212-548-5109, Craig_Felenstein@discovery.com

For TF1:

Corporate Communications
Virginie Duval, +33 1 41 41 29 59, vduval@tf1.fr

Investor Relations
Christine Bellin, +33 1 41 41 27 32, comfi@ft1.fr